Exhibit 4.1

THIS WAIVER is made on 22 November 2006.

BETWEEN:

(1)	TURQUOISE CARD BACKED SECURITIES PLC, a public limited company incorporated in England and Wales with registered number 5506646 and whose registered office is at c/o Wilmington Trust Services SP (London) Limited Tower 42 (Level 11), 25 Old Broad Street, London EC2N 1HQ (the ‘‘Issuer’’); and

(2)	LAW DEBENTURE TRUST COMPANY OF NEW YORK, acting through its New York branch whose principal place of business is at 767 Third Avenue - 31st Floor, New York, New York 10017 as note trustee (the ‘‘Note Trustee’’), which expression shall include such company and all other persons for the time being acting as the trustee or trustees under this Note Trust Deed.

IT IS AGREED as follows:

1.	The parties hereto waive the provision of clause 16.1 of the Turquoise Funding Note Trust Deed dated 23 May 2006 (a copy of which is attached hereto) that requires the Note Trustee to have a combined capital and surplus of at least $150,000,000, provided that the Note Trustee remains eligible to act as Note Trustee under the Trust Indenture Act Sections 310(a)(1) and 310(a)(2) by maintaining a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

2.	All other provisions of the Note Trust Deed remain in full force and affect.

3.	This Agreement is governed by, and shall be construed in accordance with, English law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

TURQUOISE CARD BACKED SECURITIES PLC

        /S/ ROBIN BAKER

LAW DEBENTURE TRUST COMPANY OF NEW YORK

        /S/ DANIEL R. FISHER

        Senior Vice President